October 1, 2025

The RBB Fund, Inc.

c/o U.S. Bank Global Fund Services

615 E. Michigan St.

Milwaukee, WI 53202

Re:	F/m Compoundr U.S. Aggregate Bond ETF

Ladies and Gentlemen:

F/m Investments LLC (the “Adviser”) hereby contractually undertakes, for the term specified below, with respect to F/m Compoundr U.S. Aggregate Bond ETF (the “Fund”), a series of The RBB Fund, Inc. to waive 14 basis points of the Fund’s advisory fee otherwise payable to the Adviser under the investment advisory agreement between the Fund and the Adviser.

This undertaking will be in effect from October 1, 2025 through December 31, 2026, unless otherwise agreed to in writing by the Adviser and the Fund.

The Adviser acknowledges and agrees that it shall not be entitled to collect on or make a claim for waived fees that are the subject of this undertaking at any time in the future.

This undertaking shall be binding upon any successors and assignees of the Adviser.

F/M INVESTMENTS LLC

By:	/s/ Kirk Johnson
Name:	Kirk Johnson
Title:	Chief Operating Officer and General Counsel

Your signature below acknowledges

acceptance of this Agreement:

By:	/s/ James G. Shaw
James G. Shaw
Chief Financial Officer, Chief Operating Officer, and Secretary
The RBB Fund, Inc.